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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:    AMERIPRIME ADVISORS TRUST

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  1793 Kingswood Drive, Suite 200
                  Southlake, Texas 76092

TELEPHONE NUMBER:

                  (817) 251-6700

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  Kenneth Trumpfheller
                  1793 Kingswood Drive, Suite 200
                  Southlake, Texas 76092

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                /_X_/ Yes /__/ No


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas and State of Texas on the day of August 12, 1999.

ATTEST:                                     AMERIRPRIME ADVISORS TRUST

___/s/_______________________       By: ____/s/__________________________
Monta B. Henry                          Kenneth D. Trumpfheller,
                                        President and Trustee